Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports Record 2008 Earnings

NEW YORK, NY, January 29, 2009 – Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that for the year ended December 31, 2008, revenues were a record $763.0 million, net income was a record $114.6 million, and diluted earnings per share were a record $2.61. Compared to 2007, revenues increased 4 percent, net income grew 3 percent and diluted earnings per share increased 5 percent.  Pre-tax operating margins were 25.8 percent in both 2008 and 2007.

For the fourth quarter ended December 31, 2008, net income was $28.7 million, down 4 percent from net income of $30.0 million in the fourth quarter of 2007. Earnings were $0.66 per diluted share, a decrease of 3 percent versus earnings of $0.68 per diluted share in the fourth quarter of last year. ITG’s total revenue for the fourth quarter of 2008 was $190.1 million, 3 percent less than total revenue of $196.6 million for the fourth quarter of 2007. Included in the quarter’s operating results were pre-tax charges of $5.3 million related to severance costs and write-downs of capitalized costs pertaining to discontinued non-core products. Net income for the fourth quarter also included a non-operating charge of $0.9 million after-tax, or approximately $0.02 per diluted share of earnings, representing the unrealized loss on NYSE Euronext, Inc., common stock at December 31, 2008. Pre-tax operating margins in the fourth quarter were 25.4 percent in 2008, compared to 25.7 percent in 2007.

“ITG’s strong 2008 performance yielded record earnings despite an extremely challenging year for the markets. Our agency model, diverse product suite, and solid balance sheet became even more important to our clients as a result of a significant shift in market structure,” said Bob Gasser, ITG’s Chief Executive Officer and President. “ITG’s core strength is the intellectual capital and dedication of its employees, who deserve our thanks for these impressive results.”

For the full year, non-US revenues were $191.7 million, representing 4 percent growth over revenues of $185.0 million in 2007. Non-US pre-tax income was $14.5 million versus $22.9 million in 2007.  ITG’s non-US revenues were $46.0 million in the fourth quarter of 2008, a 19 percent decrease from $57.1 million in the fourth quarter of 2007, due to currency impact of the strengthening US dollar. Non-US pre-tax income decreased to $2.5 million in the fourth quarter of 2008 from $7.2 million in the fourth quarter of 2007.

“ITG has built a strong foundation for its international businesses and is well-prepared to weather the uncertain outlook for global markets in 2009,” said Mr. Gasser.  “We are confident that our long term global investment strategies mirror our clients’ needs in the increasingly electronic markets in Europe, Asia Pacific, and Canada and the seismic changes in the competitive landscape.”

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 1-866-804-6927 and enter the pass code 84031197 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 50801788. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT  ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Maureen Murphy

(212) 444-6323

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INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Commissions	$163,362	$167,378	$654,889	$621,830
Recurring	22,103	21,836	87,991	83,091
Other	4,605	7,371	20,103	26,078
Total revenues	190,070	196,585	762,983	730,999

Expenses:
Compensation and employee benefits	62,473	63,823	256,511	248,203
Transaction processing	21,975	33,159	95,078	112,003
Occupancy and equipment	15,075	12,991	57,816	47,344
Telecommunications and data processing services	14,029	11,165	53,243	41,136
Other general and administrative	28,019	22,419	97,556	83,002
Interest expense	1,660	2,415	7,253	10,443
Total expenses	143,231	145,972	567,457	542,131
Income before income tax expense	46,839	50,613	195,526	188,868
Income tax expense	18,096	20,607	80,884	77,761
Net income	$28,743	$30,006	$114,642	$111,107

Earnings per share:
Basic	$0.67	$0.69	$2.64	$2.52
Diluted	$0.66	$0.68	$2.61	$2.48

Basic weighted average number of common shares outstanding	43,221	43,659	43,503	44,042
Diluted weighted average number of common shares outstanding	43,498	44,351	43,987	44,784

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Cash and cash equivalents	$352,960	$183,757
Cash restricted or segregated under regulations and other	73,218	71,300
Deposits with clearing organizations	43,241	43,284
Securities owned, at fair value	6,399	8,022
Receivables from brokers, dealers and clearing organizations	328,528	551,059
Receivables from customers	300,158	676,522
Premises and equipment, net	48,321	45,886
Capitalized software, net	62,821	50,892
Goodwill	423,896	422,774
Other intangibles, net	31,094	31,318
Deferred taxes	2,591	2,282
Other assets	12,226	13,791
Total assets	$1,685,453	$2,100,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$221,582	$186,463
Short-term bank loans	24,900	101,400
Payables to brokers, dealers and clearing organizations	232,527	497,124
Payables to customers	287,515	457,105
Securities sold, not yet purchased, at fair value	2,479	859
Income taxes payable	25,646	18,320
Deferred taxes	8,924	2,821
Long term debt	94,500	132,500
Total liabilities	898,073	1,396,592

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,582,306 and 51,503,221 shares issued at December 31, 2008 and 2007, respectively and 43,244,184 and 43,462,885 shares outstanding at December 31, 2007 and 2006, respectively	516	515
Additional paid-in capital	219,830	210,071
Retained earnings	766,319	651,677
Common stock held in treasury, at cost; 8,338,122 and 8,040,336 shares at December 31, 2008 and 2007, respectively	(193,206)	(177,928)
Accumulated other comprehensive income (net of tax)	(6,079)	19,960
Total stockholders’ equity	787,380	704,295
Total liabilities and stockholders’ equity	$1,685,453	$2,100,887

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-U.S. GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Total revenues	$190,070	$196,585	$762,983	$730,999

Total expenses	143,231	145,972	567,457	542,131
Less:
Unrealized loss on NYSE Euronext common stock (1)	(1,519)	—	(1,519)	—
Pro forma operating expenses	141,712	145,972	565,938	542,131

Income before income tax expense	46,839	50,613	195,526	188,868
Effect of pro forma adjustment	1,519	—	1,519	—
Pro forma pre-tax operating income	48,358	50,613	197,045	188,868

Income tax expense	18,096	20,607	80,884	77,761
Tax effect of pro forma adjustment	621	—	621	—
Pro forma operating income tax expense	18,717	20,607	81,505	77,761

Net income	28,743	30,006	114,642	111,107
Net effect of pro forma adjustment	898	—	898	—
Pro forma operating net income	$29,641	$30,006	$115,540	$111,107

Diluted earnings per share	$0.66	$0.68	$2.61	$2.48
Net effect of pro forma adjustment	0.02	—	0.02	—
Pro forma diluted operating earnings per share	$0.68	$0.68	$2.63	$2.48

Notes:

(1)        The unrealized loss recorded in the fourth quarter of 2008 pertains to the 55,440 shares of common stock in NYSE Euronext, Inc. that the Company received in March 2006 as consideration in connection with the merger between the NYSE and Archipelago Holdings, Inc.  ITG recorded the write-down to reflect the December 31, 2008 fair market value of these shares at $1.5 million as the Company determined the impairment was other-than-temporary.  Upon receipt of these shares in 2006, the Company had recorded non-operating revenues totaling $7.9 million, reflecting a gain of $6.9 million and dividend income of approximately $1.0 million.